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                                                                    Exhibit 99.1

                      FOR IMMEDIATE RELEASE:
                      Monday, February 1, 1999


                      Contact:
                      Blaine Jones
                      (602) 685-4034
                      Mesa Air Group, Inc.

                      NEWS RELEASE


                      MESA AIR GROUP, INC ANNOUNCES ENTERING
                      MERGER AGREEMENT WITH CCAIR

                      PHOENIX, AZ --- Mesa Air Group, Inc. (NASDAQ:MESA) announced today that it has entered into a Merger Agreement with CCAIR, Inc., dated as of January 28, 1999, whereby CCAIR will become a wholly-owned subsidiary of Mesa Air Group. CCAIR is a Charlotte, North Carolina based regional airline operating 31 aircraft as USAirways Express. The transaction, valued at approximately $53 million, reflects a $4.35 per share purchase price, a reduction from the $5.40 share price referred to in the press release issued August 28, 1998, announcing the letter of intent.

                      Under the terms of the Merger Agreement, upon consummation of the merger, each outstanding share of CCAIR common stock will be converted into the right to receive a fraction of a share of Mesa common stock, determined by dividing $4.35 by the average Mesa share price for a specified ten day trading period prior to the closing. The conversion is subject to a maximum exchange ratio of .6214 if the Mesa share price falls below $7.00 and a minimum exchange ratio of .435 if the Mesa share price exceeds $10.

                      Jonathan G. Ornstein, President and Chief Executive Officer of Mesa, stated, "CCAIR, operating as USAirways Express in USAirways' largest hub, represents a significant strategic acquisition for Mesa and is an integral part of Mesa's long-term business strategy. Over the last few years, the Company has demonstrated tremendous improvements both operationally and financially. We look forward to welcoming CCAIR and its dedicated employees into the Mesa family."

                                     -more-
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                      The consummation of the Merger is subject to the approval
                      of the CCAIR stockholders and the Mesa shareholders, certain regulatory approvals and other conditions, as set forth in the Merger Agreement. The Merger is expected to be completed by mid May 1999 and is contemplated to be accounted for as a pooling of interests.


           This press release includes certain statements, including statements regarding the Company's operations and initiatives to significantly improve operating results, which are within the meaning of the safe harbor provisions of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should", "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or the negative of such terms and other comparable terminology. However, this press release also contains other forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which could cause Mesa's future results to differ materially from those expressed in any forward-looking statements made by or on behalf of Mesa. Many of such factors are not under Mesa's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. Mesa disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.